UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240. 14a-12

EMC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EMC Corporation (the “Company”) held a question-and-answer session with employees. The following is a transcript of excerpts from that session, a video recording of which was made available on the Company’s employee intranet.

DANIELLE: So we know a week and a half ago, about a week and a half. It’s hard to believe it was that long ago that we had our announcement with Dell. What have you been hearing so far from our customers and our partners related to that news?

HOWARD ELIAS: Yes, so I’ve probably talked to at least 30 or 40 customers and partners since this past Monday and I would say generally all very positive. There’s still a few open questions, which I’ll come back to, but they really see the logic of the combination. They see the complementary nature. If we think about it we — and I summarize it in four pillars, right: complementary technology portfolio; complementary go-to-market, where we both focus; ability for us to be private, and the long-term investments and focus on customers that that brings; and scale, an $80 billion business with $30 billion of that being in the Enterprise. And as David has said, the Enterprise business being headquartered here in Hopkinton, integrating the Dell pieces altogether is a $30 billion business in its own, and so more R&D, more innovation, being more competitive in the marketplace and it really is well understood by our customers and partners. A couple of questions that are similar to the questions that our employees have, so what does this really mean about how we’re covering their accounts, they want to make sure that we’re committed to the quality of the product and the service and the support, which we absolutely are, and we’ll talk a little bit about what this means going forward in the integration planning but overall very, very positive. And here’s the good news, they trusted EMC. One customer said to me, We’ve doing business with you for over 15 years and we trust you. If you believe this is a good deal, it’s a good deal for me as well and we’ll wait to hear more.

DANIELLE: That’s great to hear.

CASSIE: Bill, what are you hearing and what is the field hearing from customers? Are there any points that need certain amplification so that they understand the real benefits of this —

BILL SCANNELL: Yeah Cassie, similar to Howard, and I’ve spoken to 50-60 customers, a bunch of partners, and a ton of employees. We’ve done a couple of town halls and there are a few different themes, similar to Howard’s. People are thrilled that there’s a complementary stack. I mean, if you look at where the market’s going; the market’s going converged infrastructure and hyper-converged infrastructure. We were missing a couple elements of that. Now if you look at the stack with a Dell server, EMC storage, Dell storage, VMware for the virtualization layer, data domain for the back up, and then RSA and Dell’s portfolio for security, it’s a really, a very complementary stack.

Secondly, as Howard said with the Enterprise system division being here in Hopkinton, huge sigh of relief. The fact that Dell is putting a vote of confidence in EMC to that level to say, Hey, we’re moving our Enterprise business into where you’re strongest, that’s going over very, very well. Almost no overlap, they are very strong in the SMB and the mid-market space, they have a tremendous channel to go down market, one that we’ve been envious of ever since our partnership broke up years ago. We’re exceptionally strong in the Enterprise in the global space so that again is hugely complementary. And then the whole idea of being private and not have the pressures of quarter end. They’ll be pressure; I mean, we’re still going to be held accountable to our bookings number but not having to ship hundreds of millions of dollars out the last couple of days of the quarter, not having to build inventory and the expense going along with building that inventory to ship product out to hit a quarterly revenue number is going to be a huge sigh of relief.

If I think of some of the neutral responses from customers, there was initially a concern around VCE, what does this mean if I’ve invested in Vblock. And as you’ve heard from David, and Michael said it publicly, we are going to be very supportive of VCE, Cisco, and Vblock going forward. Vblock will continue to remain in Cisco servers, the USC server, the Nexus ACI with EMC and VMware, so Chuck Robbins, a CEO of Cisco, and David Goulden came out last week with a letter to customers reinforcing that.

HOWARD ELIAS: Yeah, reinforcing that. Frank Palumbo sent a note out to his field as well, right?

BILL SCANNELL: Yep. So that was one area of neutrality. Customer support, Howard mentioned that we’ve built a culture of putting our customers first and always and doing whatever it takes to solve problems and if there’s a problem to send in the troops and we’re not going to lose that piece of the culture, that’s too important to EMC. So when you talk to customers about that they get it and they see the synergies, they see the benefits, and they get on board very quickly.

DANIELLE: So customers get it?

BILL SCANNELL: They get it. Partners get it. And more and more as you talk to our employees, they get it.

HOWARD ELIAS: Yeah, and they really appreciate the reach out as well.

DANIELLE: Great. So, Howard, we heard from David how you will be leading, on behalf of the EMC federation, this integration planning. Can you share a little bit more with us about that process and what we can all expect from that?

HOWARD ELIAS: Yeah, it’s certainly early days. As we all know, we announced that this will likely close sometime in the middle of next year, plus or minus. You don’t know exactly when. We have a ton on integration planning to do; we have regulatory reviews that need to be conducted. And so, as David said, this is a period of time where we’re still operating as independent companies and, while we can work with our Dell counterparts, we can only do planning and not begin execution. And so we’re actually creating an overall framework, a construct to get this done. I’ve actually done this a couple of times in my career before, so has my counterpart at Dell, his name is Rory Reed. And in fact we’re getting together for the first face-to-face tomorrow.

DANIELLE: Great.

HOWARD ELIAS: And a couple of members of each of our team and we’re going to approach this very methodically, just as — this is a bold move to combine these independent companies. It’s the largest technology M&A in history. We’ll end up with the largest privately controlled integrated technology company in the world.

DANIELLE: It’s amazing.

HOWARD ELIAS: And we want to approach the integration plan as well. We’re not going to take books off a shelf and say let’s go do this and let’s go do that. We’re going to step back, we’re going to make sure we have a common vision, mission, strategic objectives, guiding principles, and then we’ll put the framework together and this is just going to take some time. And I know customers, partners, and especially all of our employees want to hear, so what’s next, what the business looks like, what do the road maps look like, what’s the go-to-market look like, and all great questions that are just going to take some time. And we need to be planful about it, we need to be thoughtful about it, we’re going to involve a lot of people from all the organizations around the world as we go through this. We’re going to get input from our customers and partners as well. And so I know we all want answers pretty quickly but we’ve got to do a lot of work to get this planning done so it’s really as we think about moving into next year as we do that in earnest but we’re starting now.

BILL SCANNELL: And incidentally, a lot of the concern I heard about Dell and EMC coming together centered around culture. We do have a unique culture. I’m blessed that I’ve been part of that culture for 30 years now and people said, Are we’re going to lose that, and the answer is absolutely not. The culture we saw at EMC at the end of the quarter, doing everything we can to get every deal in, to get every order signed, and then turn it to Howard’s folks to get product shipped out the door, it was incredible and we’re not going to lose that culture. And people question the culture of Dell. I know Michael Dell personally, we worked closely together years ago when we had a partnership, I know his management team, they’re phenomenal. Their culture is not unlike ours, it’s a culture of winning.

So going forward in Q4 it’s back to business. Right? I mean, we’ve got a quarter to make. There’s still a long time before this deal closes and there’s — who knows what can happen, right? So we need to execute in EMC fashion in Q4, we need to really do away with this hockey stick. Going private will help a lot in that regard.

HOWARD ELIAS: Yeah, and I do want to reinforce this staying focused and continuing business in the ordinary course. I know there’s a lot of excitement and we’re excited. It’s going to be great when the companies come together, but as I indicated, that’s going to be some time from now. We have a lot of planning, a lot of milestones to get through.

HOWARD ELIAS: And I commit to inform as early and as often as I can as we make those milestones in the integration planning.

CASSIE: And Howard, you touched on this, and perhaps both you and Bill can elaborate a bit further, what message do you want to give employees to really stay focused on serving our customers while all of this excitement is going on?

HOWARD ELIAS: Yeah, I’ll let Bill say more here, but I’ll just reiterate. There’s $67 billion reasons why this is a great combination coming together. It’s all of us, all the great technology we create, how we bring that to market in sales and marketing, how we service and support it, all of the support functions. Everybody here at EMC serves customers and at the end of the day the best thing we can do is to continue executing on that mission.

BILL SCANNELL: Yeah, Michael Dell, his leadership team, Silver Lake, they’re investing a lot of money because they want to be part of this great company that we all created. One of the most appealing things to them is our ability to execute. I mean, we’ve demonstrated over the last 24 quarters when the market’s been upside down and our peer group is showing double digits declines in business, we’ve been growing. That is what is most appealing to Dell about us, so we’ve got to demonstrate what we’re capable of in Q4 by delivering record results in Q4, by having great results in Q1, great results in Q2. And then, if and when this deal finally gets done, if it’s Q2 or Q3, then we want to show them this combined entity is a force to be reckoned with, that it’s one plus one equals three.

DANIELLE: So let’s turn things over to all of you out there in our virtual audience in our live Q&A session.

CASSIE: Some employees have already sent in some questions ahead of time and several employees sent in questions around the topic of work force reductions. [A]s it relates to this integration with Dell, when can people expect to see work force reduction as a result.

HOWARD ELIAS: [I]t is important to know this has nothing to do with the Dell transaction that was announced. The business transformation that we are going through today that we do have to execute on was in our plans since the middle of this year, we announced it in August, we have to work through that. And so once we get through that then, as I indicated earlier, we’ll be going through the integration planning. And as you heard David say, and we’ve said multiple times, as in any large business combination like this, there are clearly synergies; there are revenue synergies and, yes, there are some cost synergies as well. But again we’re going to be focused on infrastructure, we’ll minimize the best we can, and work through the same way we can in working through employee impact as we get there. But revenue synergies are modeled to be three times the cost synergies, and with revenue growth comes employee growth. So while there will be impact in some areas there will be a lot of growth in other areas.

SCOTT DELANDY: [O]ne of the top questions that keeps coming up is what happens to unvested stock options and RSUs and specifically what happens to the EMC employee stock purchase plan.

HOWARD ELIAS: Want me to get that?

BILL SCANNELL: Go ahead.

HOWARD ELIAS: I’m on a roll I guess. So we have actually in the initial announcement we talked about the fact that at the time of the close the EMC equity will be accelerated and retired through the consideration of the combination, and there’s a whole series of FAQs around that.

I know there’s been some continuing questions come in so what I — we have actually worked with the teams and with Dell and have posted new FAQs just last night, so I would encourage everybody to, even though you may have seen the FAQs at one point, go back and take a look. But the consideration of the merger agreement will be applied to all of the EMC equity at the time of the close.

BILL SCANNELL: So said more bluntly, options will forward vest at the time of the close.

HOWARD ELIAS: They will accelerate at the time of the close, yes.

CASSIE: And just kind of on that line of questioning, I know a lot of people have also been wondering where can they find out more about this VMware tracking stock?

HOWARD ELIAS: Yeah, there’s a lot of questions of course since the announcement and even through today. You know, it’s interesting, it’s not all that complicated of an instrument but it’s not a very common instrument and so it’s not been out there for people to really understand. It’s really meant to track the economic interest of the portion of what the new combined company will own within VMware. So it’s a way of exposing that in a tradable security that will be registered and issued by the new parent company. Again, all of those details you’ll find in the FAQs. And we actually did post a few days ago a very specific tracker FAQ to go through the ABCs of what a tracker is and how it works and some frequently asked questions, and you can find that actually on the EMC investor relation site.

SCOTT DELANDY: So another top question that we’re getting is what happens to the Dell EqualLogic and Compellent platforms, is that something that we’ll be absorbing?

HOWARD ELIAS: That’s a great question for the integration planning team. So at this point all products from both companies continue, we’ll continue to innovate, add features, functions, capabilities to our products, committed to support all of those products, and nothing changes until it changes. And at this point we are going to continue to move forward with us operating independently, the integration planning teams will come together, but both companies have great products in the marketplace.

SCOTT DELANDY: So the next question we have is Dell has a different model for customer service in the field, will we be using Dell’s model or will we be keeping the one that we currently have?

HOWARD ELIAS: So again a great question that will be answered through the integration planning that comes through. And we also have different products and different customer segments and different markets. But one thing we know, and Billy you talked about this, when it come to our Enterprise customers with Enterprise technology, we’re going to continue and committed to deliver the kind of support that they’ve become accustomed to and that is what they both need and deserve.

BILL SCANNELL: Yeah, our support is legendary in the industry and that’s what’s attractive to Dell. So in the Enterprise group, which is going to be based in Hopkinton, our customers should expect to get the same or better support they’ve been accustomed to. And obviously Dell wants to learn from the best in this segment and there are best practices that are going to be exchanged when the time is appropriate. I can tell you that, having a partnership with Dell in the past, their support is good. I mean, people discount their support but it’s a very good level of support; just compared to EMC, we’re a high bar to set others against.

HOWARD ELIAS: And the only other thing I’ll add is, as we know, we’ve even moved to other products and technologies as we try to make our products more simple, especially in ROBO use cases, SMB mid-market use cases, the support models have to change there as well so it’s going to be horses for courses. It’s not are we going to adopt one or are they going to adopt other, it’s going to be what makes sense for a particular product segment and a particular customer segment.

BILL SCANNELL: How you support a PC versus how you support an Enterprise storage array are two different things.

SCOTT DELANDY: So this one’s for Bill, Michael Dell has said that he’s hired 2000 sales people since going private, do you see any areas of overlap with that?

BILL SCANNELL: So I’ll let Howard —

HOWARD ELIAS: The integration piece.

BILL SCANNELL: There’s things I can and cannot say. Yes, Michael told me personally that he hired 2000 people. Dell as a private company is seeing good growth, when you see good growth you hire people. The idea of EMC and Dell joining is to grow fast in the market. With that you should expect, as Howard said, that we’ll be adding positions. So I see the fact that Dell has hired 2000 sales people as very, very positive for all of us. Scott Delandy: So we’ve got a financial one here. How do the people behind the transaction intend to pay down the debt from the acquisition?

HOWARD ELIAS: Yeah, this is actually a question that’s come up a couple of times. There was actually an open letter by somebody that — a CEO of another company that actually pointed out the debt service that we’re going to need to make. Look, the business modeling that has been done has been very comprehensive. And just one factoid for folks to understand is today as a public company EMC has committed to return at least 50% of our free cash flow back to shareholders in the form of either dividends or stock buybacks. And actually in the last three years we’ve done on an average more than that, over $3.5, approximately $3.5 billion per year we’ve returned back to shareholders; once we’re private we don’t have to do that anymore. We can actually use those dollars for other purposes. Some of those dollars will certainly be used for the debt service, but those dollars will also be used for investments in R&D and sales and marketing and service and support.

And the other financial piece I’ll point out is when you do dividends and buybacks those are not tax deductible, when you do debt service it is, and so the effective use of the $3.5 billion would even be higher. And this is only the cash flow from EMC, not of the combined company.

BILL SCANNELL: And I’ll be a little less politically correct here. HP sent a note out saying that $2.5 billion would be spent of our resources paying down this debt, bad math. First of all, they assume a higher cost of capital, so that math was wrong. And to Howard’s point, 3.5 minus 2.5 says we get an extra billion minimum per year to invest to pay down that debt or to invest in future growth, so I’d be careful before I put my name on bad math.

HOWARD ELIAS: And again, that’s even before the revenue synergies that this deal can create because this is about growth as well.

BILL SCANNELL: Michael S. Dell ventures and Silver Lake are very smart organizations that know how to do really good math. This is a very good transaction for everyone involved.

SCOTT DELANDY: So this is really one of the top ones for the users out there that run Macs and iPads and they want to ask, Dude, are we getting a Dell?

HOWARD ELIAS: I will have to defer that through the integration planning process because those decisions have not yet been made.

SCOTT DELANDY: Okay. So final question, how has the interaction been with the people on the Dell side of the table and what should we expect about their culture?

BILL SCANNELL: So I’ve been in constant communication with Michael himself. I mean, he’s called me, he’s texting me more than my wife texts me. He is so excited about these companies coming together. A lot of my old friends from Dell, who are in senior leadership positions over there, and I chatted last week, they’re really excited about it, they’ve worked with EMC before, they saw the leverage that they got, they saw how we brought them into the Enterprise, they saw that the $2 billion of revenue that they were able to drive with our world-class products. They’re as excited as a kid in a candy store. And that’s what makes me feel really good about this. When they come out and say they’re moving their Enterprise systems business into EMC, yet they’re all really, really excited, it makes me feel really good that this is going to be a marriage made in heaven.

HOWARD ELIAS: So I would like to just second that. I am equally getting those calls and the texts and the e-mails from Michael, he is very excited about this, but he’s personally invested. He’s building the relationships. Now we’ve known Michael for awhile, but he’s reaching out to other folks as well, talking to them, getting input, getting feedback. And the senior team, which we’ve known for awhile, right, Jeff Clarke, Marius Haas, I’ve worked with these folks throughout the career as well. And we’re all excited about the potential of this new company and what it can create and how we can serve customers.

And to the question of culture, look, I’m often asked, well, does this mean we’re going to adopt the Dell culture, are they going to adopt our culture? Look, there are multiple cultures in any large organization. We have multiple cultures inside of EMC.

BILL SCANNELL: We sure do.

HOWARD ELIAS: You have a sales culture, there’s a supply chain culture, there’s a business uniculture, there’s regional cultures around the world, and that’s okay. But there are some meta-themes, some meta-cultures that — a meta-culture that stands, things like we do things with integrity, right? We are focused on our customer, we have a bias for action and we have a desire to win. And in every single one of my conversations with everybody at Dell they share that same meta-culture.

BILL SCANNELL: Yeah, I’ve had customers say to me, hey, we don’t use a lot of Dell servers but my God if it’s going to be supported by EMC and the culture you have for putting the customer first, then I think I’ve got to re-look at Dell servers so this is just going to be great. And as I said, Michael is personally engaged at many levels, calling around to the field resources, just reconnecting with old acquaintances. These cultures are very, very complementary. They’re different; there’s some similarities and some differences but they’re very, very complementary and it’s going to be really great for all of us.

HOWARD ELIAS: And I’ll complete one last thought, it’s out in the press today, some folks may have already seen it, but it’s been — Michael answered a question, from a journalist I think it was, and he basically said, yeah, I just want to let you know I put a down payment for a home here in the Boston area so he’s serious about wanting to make this work.

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.